Exhibit 99.1

General Moly Announces Hanlong to Accelerate Funding of First $40 Million Equity Tranche

LAKEWOOD, Colo.--(BUSINESS WIRE)--October 26, 2010--General Moly (NYSE Amex:GMO)(TSX:GMO) announced that the Company has executed an amendment to the previously announced agreement with Sichuan Hanlong Group (Hanlong) setting the closing of Hanlong's $40 million purchase of the first tranche of equity in General Moly, representing a 12.5% fully diluted stake and approximately 12 million shares, on December 20, 2010.

The parties have agreed that the publication of the Mt. Hope project's Draft Environmental Impact Statement (DEIS) is no longer a condition precedent to Hanlong's first tranche equity investment. Timely publication of the DEIS does, however, remain a requirement of the entire agreement and, in conjunction with this amendment, the required date for DEIS publication has been extended to May 31, 2011 from February 28, 2011, although the Company does not currently estimate the additional time to be required.

The Preliminary Draft Environmental Impact Statement (PDEIS) was completed and provided to Cooperating Agencies on August 18. These Agencies, in addition to the Company and the EPA, provided comments on the PDEIS to the Bureau of Land Management (BLM) on September 23. The BLM and its independent EIS contractor are currently in the process of reviewing and incorporating the comments into a Draft EIS (DEIS). Once the DEIS is complete, the Bureau of Land Management (BLM) will advance the DEIS through the Notice of Availability (NOA) process, which is the procedural step to publishing the document in the Federal Register. The Company continues to expect the DEIS to be published later this year, but the time requirement for the BLM to assess comments and to revise the PDEIS, which the Company does not control, could push DEIS publication into early 2011. Following publication of the DEIS, the general public will review and comment on the DEIS and these comments will be considered by the BLM in preparing a Final EIS prior to the issuance of the Record of Decision (ROD), which the Company continues to anticipate receiving in mid-2011.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, "We view Hanlong as a long term strategic investor and key supporter of General Moly and look forward to having Hanlong as our largest shareholder in December. We further appreciate the confidence demonstrated by Hanlong in accelerating their initial investment as they continue to see us making steady progress towards the permitting and development of the world class Mt. Hope mine."

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Investors
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Business Development
Greg McClain, 303-928-8601
gmcclain@generalmoly.com
or
info@generalmoly.com
http://www.generalmoly.com